Exhibit 19.1

FLUENT, INC.

INSIDER TRADING POLICY

Updated November 16, 2023

This Insider Trading Policy (this “Policy”) provides guidelines to employees, officers, directors, consultants and their respective Family Members and Controlled Entities (as defined herein) (collectively, “Covered Individuals” or “you”) of Fluent, Inc. (“Fluent” or “we”) regarding transactions in Fluent’s securities. We have adopted this policy to help prevent insider trading and to assist Covered Individuals in complying with their obligations under the federal securities laws. All Covered Individuals are individually responsible to understand and comply with this Policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of Material Nonpublic Information (as defined below) from disclosing this information to others who may trade in Fluent securities. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe and include possible civil and criminal liability as well as potential disciplinary action by Fluent which may include termination of employment. You may have to forego a proposed transaction in Fluent’s securities even if you planned to make the transaction before learning of the Material Nonpublic Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting. Covered Individuals who have anticipated needs for liquidity from their Fluent securities should strongly consider adopting a Rule 10b5-1 trading plan (see below).

Cases have been successfully prosecuted against trading by associates through foreign accounts, trading by Family Members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.

Purpose and Applicability of Policy

Fluent has established this Policy in order to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to protect Fluent from appearances of impropriety, external scrutiny, reputational harm and potential costs of regulatory investigations (including diversion of management resources). In that regard, certain transactions may be of concern not only because of actual illegality, but also because of the potential reactions from investors, regulators and others and the potential costs that may be incurred by the Company addressing such reactions.

This Policy applies to all transactions in Fluent securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities Fluent may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to Fluent securities, whether or not issued by Fluent, such as exchange-traded options. It applies to all employees, officers and directors of Fluent and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Fluent securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”).

300 Vesey Street, 9th floor, New York, NY 10282 | 646-669-7272 | www.fluentco.com

This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. This Policy also imposes specific black-out period and pre-clearance procedures on all Covered Individuals and on officers, directors and certain other designated employees who receive or have access to Material Nonpublic Information regarding Fluent and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of Fluent’s securities, whether such information is positive or negative, should be considered material. Because scrutinized trades will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, with trading accordingly avoided.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, generally, should always be considered material. Examples of such information may include:

●	Financial results;
●	Projections of future earnings or losses;
●

Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of significant assets;

●	Actions of regulatory agencies;
●	News of a pending or proposed acquisition or disposition of a subsidiary;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant customer or supplier;
●	Stock splits and stock repurchase programs;
●	New equity or debt offerings;
●	Significant litigation exposure due to actual or threatened litigation;
●

A significant cybersecurity incident, such as a data breach, or any other significant disruption in Fluent’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

●	Changes in senior management or the board of directors.

Information should be considered nonpublic if it has not been disclosed in Fluent’s reports filed with the SEC, has not been the subject of a widely disseminated press release or has not been widely reported in the media.

In this policy, we refer to information that is both material and nonpublic as “Material Nonpublic Information.”

General Policy

It is Fluent’s policy to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading and any other violation of applicable securities laws.

Specific Policies

Trading on Material Nonpublic Information. A Covered Individual or a Family Member shall not engage in any transaction involving a purchase or sale of Fluent’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated under the Exchange Act (“Rule 10b5-1”) pre-cleared by Fluent’s Insider Trading Compliance Officer—currently, Dan Barsky), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning Fluent and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or when such nonpublic information is no longer material.

As used in this Policy, the term “Trading Day” means a day when national stock exchanges are open for trading. If, for example, Fluent were to make an announcement while markets are open on a Monday, Covered Individuals may not trade in Fluent’s securities until Wednesday.

Tipping. A Covered Individual may not disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions based on Material Nonpublic Information as to trading in Fluent’s securities.

Confidentiality of Nonpublic Information. Nonpublic information relating to Fluent is Fluent’s property and the unauthorized disclosure of such information is forbidden.

Mandatory Guidelines

Trading Blackout Periods. To ensure its employees are aligned with Fluent’s financial goals, Fluent provides its employees with weekly financial pacing of its revenue and gross profit measures. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading based on inside information, Fluent requires that all Covered Individuals refrain from buying or selling Fluent’s securities during the Blackout Periods established below.

Each of the following periods will constitute a “Blackout Period”:

●

Quarterly Blackout Periods: The period commencing on the fifteenth calendar day of the third fiscal month of each fiscal quarter (i.e. March 15th, June 15th, September 15th and December 15th, as applicable) and, in each case, ending at the close of business on the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 30 to 75 days after the end of such quarter).

If public disclosure occurs on a Trading Day before the markets close, then that day is considered the first Trading Day. If public disclosure occurs after the markets close on a Trading Day, then the following day is considered the first Trading Day.

●

Special Blackout Periods:  In addition to the quarterly Blackout Periods described above, Fluent may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that may be considered material for insider trading law purposes, such as developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a special Blackout Period may apply to all Covered Individuals or only a specific group of officers, directors and employees. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a special Blackout Period. Any person made aware of the existence of a special Blackout Period should not disclose the existence of the special Blackout Period to any other person. The failure of Fluent to designate a person as being subject to a special Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in Fluent’s securities outside a Blackout Period should not be considered a “safe harbor,” and all Covered Individuals should always use good judgment. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning Fluent should not engage in any transactions in Fluent’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although Fluent may from time to time impose special Blackout Periods, because of developments known to Fluent and not yet disclosed to the public, each person is always individually responsible for compliance with the prohibitions against insider trading.

Pre-clearance of Trades. Fluent has determined that all executive officers and directors (“Designated Insiders”) and their Family Members must refrain from trading in Fluent’s securities, without first complying with Fluent’s “pre-clearance” process. This pre-clearance requirement applies to any transaction or transfer involving Fluent’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.

Each executive officer or director should contact Fluent’s Insider Trading Compliance Officer at least two (2) business days prior to commencing any trade in Fluent’s securities. Although the Insider Trading Compliance Officer will endeavor to clear transactions as quickly as possible, under certain circumstances the clearance procedure may take more than two (2) business days.

The Insider Trading Compliance Officer will complete a pre-clearance checklist in the form attached as Exhibit A to this Policy, and where appropriate will give written permission for the transaction in the form attached as Exhibit B to this Policy. The written permission will expire at the end of the second trading day following the date of written permission or the beginning of the next Blackout Period, whichever is earlier. Accordingly, Covered Individuals should not request permission to trade unless there is an intention to execute the trade immediately following receipt of written permission.

The Insider Trading Compliance Officer has sole discretion to decide whether to approve any contemplated transaction. The Insider Trading Compliance Officer should exercise this discretion mindful of the broad purposes of this Policy and with due regard for principles of conservatism (meaning that “close calls” should be resolved in favor of declining approval). The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for preclearance. None of Fluent, the Insider Trading Compliance Officer or Fluent’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance in accordance with this Policy.

Preclearance hereunder is not a guarantee against investigation or prosecution by federal and state securities regulators, and preclearance hereunder is not legal advice to any Covered Person. Fluent may also find it necessary, from time to time, to require compliance with the pre-clearance process from employees who are not otherwise designated as Designated Insiders.

Rule 10b5-1 Exception. Rule 10b5-1 allows a person to trade while aware of Material Nonpublic Information if the trade was executed pursuant to a plan satisfying the requirements of Rule 10b5-1 (a “trading plan”) that was established at a time when the person was not aware of Material Nonpublic information.

Trades in Fluent securities that are executed under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that meet the following requirements are not subject to the trading restrictions set forth herein:

(i)

it has been reviewed and approved by the Insider Trading Compliance Officer at least five (5) days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Insider Trading Compliance Officer at least five (5) days in advance of being entered into);

(ii)

it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Individual. For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan; or (y) two (2) business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Individuals, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)

it is entered into in good faith by the Covered Individual, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Individual is not in possession of Material Nonpublic Information about Fluent; and, if the Covered Individual is a director or officer, the 10b5-1 plan must include representations by the Covered Individual certifying to that effect;

(iv)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Individual, so long as such third party does not possess any Material Nonpublic Information about Fluent; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Individual (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a Blackout Period.

A Covered Individual may not enter into any transaction in Fluent securities while that Covered Individual has a Rule 10b5-1 plan in effect. An exception may be permitted, to the extent not unlawful, for an Approved Rule 10b5-1 Plan that (a) relates solely to Fluent securities acquired under Fluent’s equity incentive plans and (b) is designed and actually operated in order to pay or otherwise discharge income or withholding tax obligations that accrue upon the exercise, vesting or settlement of awards under Fluent’s equity incentive plans.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Insider Trading Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Insider Trading Compliance Officer as described above. Compliance of an Approved Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Approved Rule 10b5-1 Plan are the sole responsibility of the person initiating the Approved Rule 10b5-1 Plan, and none of Fluent, the Insider Trading Compliance Officer, or Fluent’s other employees assumes any liability for the legality or consequences relating to a person entering into, informing Fluent of, or trading under, an Approved Rule 10b5-1 Plan. Preclearance of an Approved Rule 10b5-1 Plan is not a guarantee against investigation and prosecution by federal and state securities regulators, and preclearance hereunder is not legal advice to any Covered Person.

The Insider Trading Compliance Officer may circulate from time to time additional criteria for clearance of trading plans. Section 16 Insiders (defined below) must provide prompt notice to the Insider Trading Compliance Officer of all transactions under trading plans to facilitate filings required under Section 16(a) of the Exchange Act. Such filings are generally due within two (2) business days of a trade.

Fluent reserves the right to bar any transactions in Fluent securities, even those pursuant to trading plans previously approved, if the Insider Trading Compliance Officer or Fluent’s Board of Directors, in consultation with the Insider Trading Compliance Officer, determines that such a bar is appropriate under the circumstances.

Individual Responsibility. Every Covered Individual has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by Fluent. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Covered Individual regarding any trade in Fluent’s securities. Trading decisions should be informed by principles of conservatism - meaning that “close calls” should be resolved in favor of not trading until the decision is no longer a “close call.”

Certain Other Exemptions and Exceptions

Vesting of Restricted Stock or Settlement of Performance Stock Units. This Policy does not apply to our automatic deduction of shares from your restricted stock or performance stock unit account to satisfy the minimum statutory tax withholding liability when restricted stock vests or settlement of performance stock units. The prohibition does apply, however, to any open market sale of vested shares.

Stock Options Exercises. For purposes of this Policy, Fluent considers that the exercise of stock options under Fluent’s stock option plans (but not the sale of the underlying stock) to be exempt. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Fluent stock in Fluent’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Fluent stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Fluent stock purchased pursuant to the plan.

Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless (a) the person making the gift has reason to believe that the recipient intends to sell the gifted securities while the officer, employee or director is aware of Material Nonpublic Information, or (b) the person making the gift is subject to the trading restrictions specified above under the heading “Mandatory Guidelines” and the person making the gift has reason to believe that the recipient intends to sell the gifted securities when the person making the gift is not permitted to sell such securities. Further, transactions in mutual funds that are invested in Fluent securities are not transactions subject to this Policy.

Information Known to Both Parties of a Transaction. A transaction otherwise prohibited under this Policy may be permitted with the advance written approval of the Insider Trading Compliance Officer if all material information concerning Fluent has been publicly disclosed or is known by both parties to the proposed transaction. This type of approval is intended to be used only in unusual circumstances, and a Covered Individual should not assume that such an approval will be granted even if the pre-conditions to such approval are satisfied.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including Fluent’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Fluent. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Fluent’s business partners. All Covered Individuals should treat Fluent’s business partners with the same care required with respect to information related directly to Fluent.

Section 16 Liability - Directors and Officers

Certain officers and all directors of Fluent (“Section 16 Insiders”) must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or director who purchases and sells Fluent’s securities within a six-month period must disgorge all profits to Fluent whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under Fluent’s stock plans, nor the exercise of options nor the receipt of stock under Fluent’s employee stock purchase plan, dividend reinvestment plan or Fluent’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

Other Prohibited Transactions

Short Sales. Short sales of Fluent securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value. These transactions therefore have the potential to signal to the market that the seller lacks confidence in Fluent’s prospects and to reduce the seller's incentive to seek to improve Fluent’s performance. For these reasons, short sales of Fluent securities are prohibited under this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Fluent’s stock and therefore creates the appearance that the Covered Individuals is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of Fluent’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”

Hedging or Monetization Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Individual to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a Covered Individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of Fluent and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of Fluent and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Fluent securities pursuant to Blackout Period restrictions. Thus, Covered Individuals are prohibited from pledging Fluent securities as collateral for a loan or holding shares of Fluent stock in a margin account.

Market Limit Orders. To prevent Covered Individuals from accidentally engaging in a transaction when trading is not allowed, Covered Individuals may not enter into any market limit orders with their brokers for securities of Fluent other than orders that expire before the commencement of a Blackout Period. Designated Insiders subject to pre-clearance requirements are subject to the additional restriction that they may not enter any market limit order for Fluent securities except market limit orders that expire within the time allowed for trading after receiving written permission to trade from the Insider Trading Compliance Officer. All other market limit orders by Covered Individuals for Fluent securities are prohibited. This paragraph does not, however, apply to 10b5-1 trading plans. (See “Rule 10b5-1 Exemption” above.)

Post-Termination Transactions

Upon termination of service with Fluent, a Covered Individual continues to be subject to this Policy, as well as applicable securities laws, for so long as such person is aware of Material Nonpublic Information. Covered Individuals also remain subject to Fluent’s policies regarding the safeguarding of confidential information.

If a Covered Individual’s relationship with Fluent terminates during a Blackout Period, such Covered Individual will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the end of the Blackout Period, or, if determined to be earlier by the Insider Trading Compliance Officer, in its sole discretion, the commencement of trading on the second trading day following public announcement of the last Material Nonpublic Information of which a Covered Person is aware. The Insider Trading Compliance Officer may use stop transfer instructions to Fluent’s transfer agent in order to enforce this provision.

Communications with the Public

Fluent is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. Fluent has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release, including limitations on who can make such disclosures. Employees who inadvertently disclose any Material Nonpublic Information should immediately advise the Insider Trading Compliance Officer so Fluent can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries

Please direct questions as to any of the matters discussed in this Policy to Fluent’s Insider Trading Compliance Officer at the following address:

Dan Barsky

Fluent, Inc.

300 Vesey Street, 9th Floor,

New York, NY 10282

Telephone: (646) 356-8455

E-mail: dbarsky@fluentco.com

Certifications

All Covered Individuals must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to:

Dan Barsky

Fluent, Inc.

300 Vesey Street, 9th Floor,

New York, NY 10282

E-mail: dbarsky@fluentco.com

ACKNOWLEDGEMENT AND CERTIFICATION

The undersigned hereby acknowledges receipt of Fluent’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)
Date:

EXHIBIT A

INSIDER TRADING COMPLIANCE PROGRAM ‑ PRE‑CLEARANCE CHECKLIST

Individual Proposing to Trade:
Insider Trading Compliance Officer Representative:
Proposed Trade:
Date:

Trading Window. Confirm that the trade will not be made during a Blackout Period.  ☐

Section 16 Compliance. Confirm, if the individual is a Section 16 Insider, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade.  ☐

Prohibited Trades. Confirm that the proposed transaction is not a short sale, put, call, hedge, market limit or other prohibited transaction.  ☐

Rule 144 Compliance. To the extent applicable confirm that:

The current public information requirement has been met.  ☐

Shares to be sold are not restricted or, if restricted, the holding period has been met.  ☐

Volume limitations are not exceeded (confirm the individual is not part of an aggregated group).  ☐

The manner of sale requirements have been met.  ☐

The Notice on Form 144 has been completed and filed.  ☐

Rule 10b‑5 Concerns. Confirm that:

The individual has been reminded that trading is prohibited while aware of Material Nonpublic Information regarding Fluent.  ☐

The Insider Trading Compliance Officer has discussed with the individual any information known to the individual or the Insider Trading Compliance Officer that might be considered material, so that the individual and the Insider Trading Compliance Officer can make an informed judgment as to the individual’s awareness of Material Nonpublic Information.  ☐

HSR Concerns: Confirm that transaction does not require purchaser to make or amend an HSR filing.  ☐

Signature of Insider Trading Compliance Officer Representative

300 Vesey Street, 9th floor, New York, NY 10282 | 646-669-7272 | www.fluentco.com

EXHIBIT B

PERMISSION TO TRADE

______________is hereby permitted to buy/sell [circle one] shares of the common stock of Fluent, Inc.

[Include the following if sales to be made by affiliates pursuant to Rule 144. The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]

The permission to sell will expire on the close of trading on _________                  , 20__ .

Very truly yours,

Signature of Insider Trading Compliance Officer
Representative

300 Vesey Street, 9th floor, New York, NY 10282 | 646-669-7272 | www.fluentco.com